Exhibit 19.1

POLICY ON INSIDER TRADING

This Policy on Insider Trading (the “Policy”), is designed to prevent insider trading or allegations of insider trading, and to protect Altair Engineering Inc.’s reputation for integrity and ethical conduct. This Policy applies to all directors, officers and employees of Altair Engineering Inc., its subsidiaries and affiliates (collectively, “Altair”). The Special Trading Procedures Statement applies to all directors and officers of Altair, and certain employees of Altair designated by the Compliance Officer (“Designated Employees”). You must read, sign and retain this Policy and, upon request by Altair, re-acknowledge it. Please address questions to Altair’s General Counsel (hereinafter referred to as the “Compliance Officer”).

No director, officer or other employee (or any other person designated by this Policy or by the Compliance Officer) who is aware of material nonpublic information related to Altair may, directly, or indirectly through family members or other persons or entities:

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engage in transactions in the securities of Altair (not permitted in this Policy);
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recommend that any other person engage in transactions in the securities of Altair;
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disclose material nonpublic information to persons within Altair whose jobs do not require them to have that information;
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disclose material nonpublic information to persons outside of Altair, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless such disclosure is made in accordance with Altair’s policies regarding the protection or authorized external disclosure of information regarding Altair; or
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assist anyone engaged in the above activities.

In addition, it is the policy of Altair that no director, officer or other employee (or any other person designated as subject to this Policy) who, in the course of working for Altair, learns of material nonpublic information about a company (including, but not limited to, a customer or supplier of Altair), may trade in that company’s securities until the information becomes public or is no longer material.

WHAT IS “INSIDER TRADING”

Insider trading is, in addition to being a violation of this Policy, a violation of United States federal and state securities laws. The term “insider trading” generally refers to the use of material, nonpublic information to trade in securities or to communications of material, nonpublic information to others who may trade on the basis of such information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits insiders of Altair from doing the following:

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trading in Altair securities while in possession of material, nonpublic information concerning Altair;
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having others trade on the insider’s behalf while he or she is in possession of material, nonpublic information; and
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communicating nonpublic information concerning Altair to others who may then trade in Altair securities or pass on the information to others who may trade in Altair securities. Such conduct, also known as “tipping,” results in liability for the insider of Altair (the “tipper”) who communicated such information, even if such insider does not actually trade himself, and for the person who received the information (the “tippee”) if the person has reason to know that it was an improper disclosure and acts on such information or passes it on to others who may act on it.

The elements of insider trading and the potential penalties for such unlawful conduct are discussed herein.

WHO IS AN INSIDER

An “Insider” generally includes any person who possesses nonpublic information about Altair and who has a duty to Altair to keep this information confidential.

This includes all directors, officers and employees of Altair, its subsidiaries and its affiliates. In addition, Altair may determine that other persons are also “Insiders” and are subject to this Policy, such as service providers, contractors or consultants who have access to material nonpublic information in connection with the provision of such service. Outsiders who could be subject to this Policy include, among others, Altair’s attorneys, accountants, consultants, advisory board members, investment bankers and the employees of such organizations.

Your status as an Insider subjects your family members that reside with you to this Policy. This includes a:

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spouse;
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child, child away at college, stepchild;
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grandchild;
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parent, stepparent;
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grandparent;
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sibling;
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in-law; and
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anyone else who lives in your household.

Additionally, any family members, whether or not they live with you, whose transactions in Altair securities are directed by you or are subject to your influence or control are subject to this Policy.

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Your status as an Insider subjects any entities that you influence or control to this Policy. This includes any corporations, limited liability companies, partnerships, or trusts (collectively referred to as “controlled entities”).

MATERIAL INFORMATION

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect Altair’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

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Projections of future earnings or losses, or other earnings guidance;
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Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a significant asset;
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A pending or proposed joint venture;
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A company restructuring;
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Significant related party transactions;
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A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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Bank borrowings or other financing transactions out of the ordinary course;
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The establishment of a repurchase program for Altair’s securities;
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A change in Altair’s pricing or cost structure;
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Major marketing changes;
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A change in management;
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A change in auditors or notification that the auditor’s reports may no longer be relied upon;
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Development of a significant new product, process, or service which is reasonably expected to have a material impact on Altair’s financial results;
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Pending or threatened significant litigation, or the resolution of such litigation;
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Impending bankruptcy or the existence of severe liquidity problems;
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The gain or loss of a significant customer or supplier;
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The imposition of a ban on trading in Altair’s securities or the securities of another company.

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Inside information could be material because of its expected effect on the price of Altair securities, the securities of another company, or the securities of several companies.

Material information is not limited to historical facts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

NONPUBLIC INFORMATION

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to Altair’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, Altair were to make an announcement on a Monday, you should not trade in the securities of Altair until Thursday. Depending on the particular circumstances, Altair may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

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TRANSACTIONS SUBJECT TO THIS POLICY

This Policy applies to transactions, including gifts (as described below), in Altair securities, including common stock, options to purchase common stock, or any other securities that Altair may issue, as well as derivative securities that are not issued by Altair such as exchange-traded put or call options or swaps relating to Altair securities. Upon adoption of this Policy, Altair had Class A common stock, Class B common stock and options to purchase Class A common stock outstanding.

Bona fide Gifts. For purposes of this Policy, bona fide gifts or other transfers to family members, whether for estate planning or otherwise, or to charities or to other third parties, are considered “Trading” within the meaning of this Policy. Gifts are subject to the requirements and restrictions outlined in this Policy, including pre-clearance in accordance with the “Pre-Clearance Procedures” section of this Policy.

Prohibited Transactions. All directors, officers and Designated Employees, including any family members or controlled entities thereof, are prohibited from engaging in the following transactions in Altair securities:

Short Sales. None of you, your family members or your controlled entities may sell any securities of Altair that are not owned by such person at the time of the sale (a “short sale”), including a sale with delayed delivery (a “sale against the box”).

Standardized Options. An “option” is the right either to buy or sell a specified amount or value of a particular underlying interest at a fixed exercise price by exercising the option before its specified expiration date. An option which gives a right to buy is a “call” option, and an option which gives a right to sell is a “put” option. Standardized options (which are so labeled as a result of their standardized terms) offer the opportunity to invest using substantial leverage and therefore lend themselves to significant potential for abusive trading on material inside information. Standardized options also expire soon after issuance and thus necessarily involve short-term speculation, even where the date of expiration of the option makes the option exempt from certain SEC restrictions. The writing of a call or the acquisition of a put also involves a “bet against the company” and therefore presents a clear conflict of interest for you. As a result, none of you, your family members or any controlled entities may trade in standardized options relating to Altair securities at any time.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow Insiders to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow Insiders to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, Insiders may no longer have the same objectives as Altair’s other shareholders. Therefore, none of you, your family members or any controlled entities may engage in any such transactions.

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Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Securities pledged or hypothecated as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Altair securities, neither you, your family members nor your controlled entities may hold Altair securities in a margin account or pledge Altair securities as collateral for a loan unless such transaction has been pre-approved by Altair’s Compliance Officer.

Exempt transactions.

Stock Option Exercises. This Policy does not apply to the exercise of any stock option acquired pursuant to Altair’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have Altair withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply to any sale of stock as part of a broker-assisted cashless exercise of an option (to the extent that such an exercise is permitted under Altair’s equity plans and applicable stock exchange rules and policies), or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock (if, as and when issued by Altair), or of a tax withholding right pursuant to which you elect to have Altair withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy, however, would apply to any market sale of restricted stock (if any becomes issued).

401(k) Plan. This Policy does not apply to purchases of Altair’s securities in Altair’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to Altair’s stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of Altair’s stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Altair stock fund balance; and (d) an election to pre‑pay a plan loan if the pre-payment will result in allocation of loan proceeds to Altair’s stock fund.

Transactions with Altair. This Policy does not apply to the purchase of Altair securities from Altair or the sale of Altair securities to Altair.

Except for above there are no exceptions. Securities laws do not recognize any mitigating circumstances. Transactions that may be necessary or justifiable for independent reasons (such as in the case of an emergency), or small transactions, are not permitted.

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TRANSACTIONS UNDER ALTAIR EMPLOYEE STOCK PURCHASE PROGRAM

Altair’s insider trading policy shall not apply to automatic periodic purchases through payroll deduction of Altair stock in Altair’s Employee Stock Purchase Plan (the “ESPP”).

The Altair insider trading policy does apply, however, to voluntary transactions, including a participant’s: (a) initial election to enroll in the ESPP for any enrollment period, (b) election to increase or decrease the amount of a participant’s automatic periodic contributions by payroll deduction to the ESPP, (c) election to cease payroll deductions altogether and withdraw any accumulated cash, and (d) sales of Altair stock that were purchased under the ESPP, none of which should be done when a participant possess material nonpublic information regarding Altair (and, for Designated Employees, should not be done during any Blackout Period as defined below).

THE CONSEQUENCES OF VIOLATING THIS POLICY

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in securities of Altair, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” (such as directors, officers and other supervisory personnel) if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Altair-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions by Insiders in Altair securities even after the Insider ceases to be an Insider. If you as a director, officer or employee are aware of material, nonpublic information when your employment or service relationship terminates, you may not trade in Altair securities until that information has become public or is no longer material.

REPORTING OF VIOLATIONS

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If any person knows or has reason to believe that this Policy has been or may be violated, the person should bring the actual or potential violation to the attention of Altair’s Compliance Officer.

MODIFICATIONS AND WAIVERS

Altair reserves the right to amend or modify the procedures set forth herein at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by Altair’s Compliance Officer.

This document states a policy of Altair Engineering Inc. and is not intended to be regarded as the rendering of legal advice. This policy statement is intended to promote compliance with existing law and is not intended to create or impose liability that would not exist in the absence of the policy statement.

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Special Trading Procedures Statement

This Special Trading Procedures Statement, (these “Procedures”) is applicable to the directors of Altair, all officers identified by Altair in its SEC filings as executive officers, and all other persons designated by the Compliance Officer as being subject to these procedures, as well as the family members and controlled entities of such persons. These Procedures are in addition to and supplement Altair’s Policy on Insider Trading.

The below restrictions do not apply to the transactions described under the Policy on Insider Trading section entitled, “Transactions Subject to this Policy?” but are still subject to receiving pre-clearance with the Compliance Officer.

PRE-CLEARANCE PROCEDURES

The persons designated by the Compliance Officer as being subject to these procedures, as well as the family members and controlled entities of such persons, may not engage in any transaction in Altair’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction, and if approved, such pre-clearance shall be valid for three business days. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Altair’s securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about Altair, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

QUARTERLY TRADING RESTRICTIONS

The persons designated by the Compliance Officer as subject to this restriction, as well as their family members or controlled entities, may not conduct any transactions involving Altair’s securities (other than as specified by this Policy), during a “Blackout Period” beginning fourteen days prior to the end of each fiscal quarter and ending on the second business day following the date of the public release of Altair’s earnings results for that quarter. In other words, these persons may only conduct transactions in Altair’s securities during the “Open Trading Window Period” beginning on the third business day following the public release of Altair’s quarterly earnings and ending fourteen days prior to the close of the next fiscal quarter.

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EVENT-SPECIFIC BLACK-OUT PROCEDURES.

From time to time, an event may occur that is material to Altair and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Altair’s securities. In addition, Altair’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Altair’s securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Altair’s securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to Altair as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

RULE 10b5-1 PLANS

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability. To be eligible for the defense you must enter into a “Rule 10b5-1 Plan,” which satisfies the following conditions under the rule:

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Convey your intentions through:
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a binding contract to purchase or sell the security;
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instructions are provided to a third person to execute the trade for the instructing person or entity’s account; or
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an adopted written plan for trading securities;
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You were not aware of material, nonpublic information at the time of the decision to enter into such contract or plan or decision to provide such instructions; and
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The contract, instructions or plan must:
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specify the amount, prices and date of the purchase or sale;
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delegate discretion on determining amount, price and date to an independent third party; or
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provide a written formula or algorithm or computer program for determining the amounts, prices and dates of such purchases or sales.

A copy of a Rule 10b5-1 Plan must be submitted to the Compliance Officer for pre-clearance at least three days prior to the entry into a Rule 10b5-1 Plan. No further

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pre-clearance of transactions conducted pursuant to a Rule 10b5-1 plan will be required.

POST-TRADE REPORTING

You are required to report to Altair’s Compliance Officer any transaction in Altair’s securities by you, your family members or controlled entities no later than the business day following the date of your transaction. Each report you make should include the date of the transaction, quantity, price, and broker through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the required date.

The foregoing reporting requirement is designed to help monitor compliance with the these Procedures and to enable Altair to help those persons who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, to comply with such reporting obligations. Each officer and director, however, and not Altair, is personally responsible for ensuring that his or her transactions do not give rise to “short swing” liability under Section 16 and for filing timely reports of transactions with the SEC. A separate memorandum is provided to such individuals regarding these reporting obligations.

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